Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

REDWOOD CITY, CA – May 7, 2008 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the first quarter ended March 31, 2008.

The net loss for the first quarter of 2008 was $5.0 million compared to $9.1 million for the first quarter of 2007. Research and development expenses were $3.2 million for the first quarter of 2008 versus $7.3 million for the first quarter of 2007. The decrease in research and development expenses primarily reflects a decrease in clinical trial expenses related to Glufosfamide and, to a lesser extent, lower staffing and facilities expenses due to lower headcount. General and administrative expenses were $2.3 million for the first quarter of 2008 versus $2.6 million for the first quarter of 2007. This decrease was primarily due to lower staffing and facilities expenses related to staff reductions in 2007. Threshold recognized revenue of $0.4 million for each of the quarters ended March 31, 2008 and 2007, related to a pre-existing development agreement with MediBIC Co., Ltd. Total non-cash stock compensation expense for the Company was $1.1 million for the first quarter of 2008 versus $1.4 million for the first quarter of 2007, primarily as a result of staff reductions in 2007.

As of March 31, 2008, Threshold had $17.9 million in cash, cash equivalents and marketable securities.

Last month, the Company announced three presentations regarding its hypoxia-activated prodrug (HAP) platform, which includes the lead HAP candidate, TH-302. The presentations took place at the 2008 American Association for Cancer Research (AACR) annual meeting. Importantly, a poster entitled “In vitro activity profile of the novel hypoxia-activated cytotoxic prodrug TH-302,” reported that TH-302 exhibits a favorable in vitro cytotoxicity profile for a hypoxia-activated prodrug. Additionally, preliminary results were presented from an ongoing Phase 1 clinical trial evaluating the safety of TH-302 in patients with advanced solid tumors. The trial has currently enrolled the sixth dosing cohort and none of the 14 patients enrolled to date have experienced any grade 2 or greater drug related toxicities. The Company plans to report interim results from this clinical trial by the end of the second quarter.

The Company also announced last month that it has received a Staff Determination Letter from NASDAQ indicating that the Company has not gained compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Global Market. On April 24, 2008, the Company requested a hearing before the NASDAQ Listing Qualifications Panel to appeal the Staff Determination and was granted a hearing to be held on June 5, 2008, which stayed the delisting pending the Panel’s decision. The Company has also requested the authorization of a reverse stock split of all outstanding shares of common stock at the Company’s upcoming annual meeting of stockholders on May 13, 2008. If approved, the reverse stock split could be implemented by the Board of Directors within twelve months after the annual meeting.

2008 Guidance and Key Milestones

The Company currently expects 2008 cash requirements to be in the range of $17 to $20 million. The Company continues to expect cash, cash equivalents and marketable securities to last through the first quarter of 2009.

The Company currently anticipates the following clinical milestones in 2008:

•	Report interim results from a Phase 1 monotherapy clinical trial of TH-302 for the treatment of solid tumors in the second quarter;

•	Report top-line results from a Phase 1 clinical trial of 2DG for the treatment of solid tumors in the second quarter;

•	Initiate a complete Phase 1/2 clinical trial of TH-302 in combination with three different chemotherapeutic agents in patients with solid tumors in the second half;

•	Nominate a new IND candidate from the Company’s internal discovery program; and

•	Complete enrollment in the TH-302 Phase 1 monotherapy clinical trial.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates and approach to developing new product candidates, pre-clinical and clinical trials results,, potential therapeutic uses and benefits of our product candidates and financial results, estimates, projections and requirements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-K, which was filed with the Securities Exchange Commission on March 12, 2008 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$359	$359

Operating expenses
Research and development	3,181	7,342
General and administrative	2,331	2,648

Total Operating Expenses	5,512	9,990

Loss from operations	(5,153)	(9,631)
Interest and other income	199	611
Interest expense	(21)	(39)

Net Loss	(4,975)	(9,059)

Net loss per common share-basic and diluted	$(0.13)	$(0.25)

Weighted-average shares used in computing basic and diluted loss per common share	37,313	36,860

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$17,896	$22,693
Prepaid expenses and other current assets	619	516
Property and equipment, net	1,868	2,097
Other assets	508	508

Total assets	$20,891	$25,814

Liabilities and stockholders’ equity
Total current liabilities	$4,488	$5,325
Long-term liabilities (2)	673	902
Stockholders’ equity	15,730	19,587

Total liabilities and stockholders’ equity	$20,891	$25,814

(1)	Derived from audited financial statements
(2)	Includes as of March 31, 2008 and December 31, 2007 $0.1 million and $0.3 million, respectively, of long-term debt under the Company’s loan and security agreement